Exhibit 99.1

Rural Cellular Corporation
Announces
Second Quarter 2004
Net Income

     August 9, 2004 — ALEXANDRIA, Minn. — Rural Cellular Corporation (“RCC” or “the Company”) (NASDAQ: RCCC) announces second quarter 2004 financial results.

Second Quarter 2004 Financial Highlights:

•	Net income increased to $3.4 million.

•	EBITDA was $57.1million. (see reconciliation of non-GAAP financial measures to comparable GAAP financial measures)

•	Total revenue was $126.6 million.

•	Capital expenditures were $22.9 million.

     Richard P. Ekstrand, President and Chief Executive Officer, commented: “RCC’s second quarter again reflects our long held strategy of maximizing our presence in main street America. But just as importantly, we transitioned the AWE operations in our South region, repurchased senior exchangeable preferred stock and made clear progress toward our next generation network builds.”

Revenue and customer growth

     Service Revenue. Service revenue increased 4.5% to $95.0 million as compared to the second quarter of 2003. These results reflect additional customers together with LSR increasing to $47 from $44 and Universal Service Fund (“USF”) support payments increasing to $8.6 million as compared to $2.5 million in the second quarter of 2003.

     Customers. Total customer net adds were 8,144 in the second quarter of 2004 as compared to 10,309 in the second quarter of 2003. The implementation of wireless number portability has not had a significant impact on the Company’s customer base.

     Outcollect Roaming Revenue. This second quarter’s roaming revenue of $26.3 million reflects the first quarter transfer of the Company’s Oregon-4 RSA to AWE together with a decrease in outcollect yield. Outcollect yield was $0.16 per minute this quarter as compared to $0.21 per minute in 2003.

Operating costs

     Network Costs. The Company’s network costs increased 4.9% from the second quarter of 2003 to $25.8 million, reflecting additional costs of the next generation networks and costs resulting from the AWE property exchange in our South region. Partially offsetting the increase in network costs was a 3.8% decrease in incollect cost to $11.4 million.

     Selling, General and Administrative. During the quarter, SG&A was relatively unchanged at $33.1 million. Regulatory pass-through fees for the second quarter of 2004 and 2003 were $2.4 million and $2.5 million, respectively.

Interest Expense

     The increase in interest expense reflects, in part, the adoption of SFAS No. 150, which was effective July 1, 2003, and requires dividends on the 11 3/8% Senior Exchangeable and 12 1/4 % Junior Exchangeable Preferred securities to be included in interest expense.

Components of interest expense are as follows:

	Three months ended		Six months ended
(in thousands)	June 30,		June 30,
	2004	2003	2004	2003
Interest expense on credit agreement	$—	$14,584	$4,884	$27,659
Interest expense on senior secured notes	9,788	—	10,314	—
Interest expense on senior notes	8,024	—	16,047	—
Interest expense on subordinated notes	10,321	10,324	20,641	20,641
Amortization of debt issuance costs	1,112	1,062	2,370	2,119
Write-off of debt issuance costs	521	—	12,336	—
Senior and junior preferred stock dividends.	14,174	—	28,780	—
Effect of derivative instruments	(171)	(542)	5,552	643
Gain on redemption of senior exchangeable preferred stock	(12,078)	—	(15,276)	—
Other	275	—	1,107	—

	$31,966	$25,428	$86,755	$51,062

Redemption of Preferred Stock

     In the second quarter of 2004, the Company repurchased 42,750 shares of its 11 3/8% senior exchangeable preferred stock, for $36.0 million. The corresponding $12.1 million gain on redemption of preferred shares, not including commissions and other transaction related fees, was recorded as a reduction of interest expense. During the six months ended June 30, 2004, the company repurchased a total of 57,750 shares of its senior exchangeable preferred stock.

Capital expenditures and network construction

     Capital expenditures for the second quarter of 2004 were $22.9 million compared to $14.1 million in the second quarter of 2003. The Company expects its capital expenditures in 2004 to be approximately $100 million.

Teleconference

     On August 10, 2004 at 10:00 AM CT, a teleconference will be held to discuss RCC’s second quarter performance. To participate in the call, please dial (800) 219-6110, and give the operator your name and company affiliation. To access a replay of this call through August 17, 2004, dial (800) 405-2236 and 11005068# as the pass code. An audio replay of the teleconference can also be accessed by logging onto the Company’s website at www.RCCwireless.com. To access the audio stream, click on the Investor Relations section.

About the Company

     Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

Forward-looking statements

     Statements about RCC’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the ability to service debt, and other factors discussed from time to time in RCC’s Report on Form 10-K for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission.

Contact:	Chris Boraas, Investor Relations Director — Equity (320) 808-2451 Suzanne Allen, Treasurer — Preferred Securities and Debt (320) 808-2156 World Wide Web address: http://www.rccwireless.com

#  #  #

Consolidated Operating Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Penetration (1) (2)	10.5%	11.4%	10.5%	11.4%
Retention (3)	98.2%	98.4%	98.1%	98.3%
Average monthly revenue per customer (4)	$61	$60	$59	$58
Average monthly revenue per customer(4), less incollect cost	$55	$54	$53	$52
Local service revenue per customer (5)	$47	$44	$45	$42
Acquisition cost per customer (6)	$454	$426	$424	$420

Voice customers at period end
Postpaid			639,900	651,737
Prepaid			22,454	27,280
Wholesale			79,153	59,998

Total customers			741,507	739,015

Direct Marketed POPs (1)
RCC Cellular			5,525,000	5,208,000
Wireless Alliance			754,000	754,000

Total POPs			6,279,000	5,962,000

(1)	Reflects 2000 U.S. Census Bureau data updated for December 2002.

(2)	Represents the ratio of wireless voice customers, excluding wholesale customers, at the end of the period to population served (“POPs”).

(3)	Determined for each period by dividing total postpaid wireless voice customers discontinuing service during such period by the average postpaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), dividing that result by the number of months in the period, and subtracting such result from one.

(4)	Determined for each period by dividing service revenue (not including pass-through regulatory fees) and roaming revenue by the monthly average postpaid customers for such period.

(5)	Determined for each period by dividing service revenue (not including pass-through regulatory fees) by the monthly average postpaid customers for such period.

(6)	Determined for each period by dividing selling and marketing expenses and net costs of equipment sales by the gross postpaid wireless voice customers added during such period.

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures

     The Company utilizes certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP, to assess the Company’s financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The Company’s method of computation may not be comparable to other similarly titled measures of other companies.

     EBITDA is the sum of earnings before interest, taxes, depreciation and amortization. EBITDA margin is calculated as EBITDA divided by total revenues. The Company believes that EBITDA and EBITDA margin provide an important perspective on its operating results and its ability to service long-term obligations, to fund continuing growth, and to continue as a going concern. EBITDA and EBITDA margin are not intended to represent alternatives to net income or cash flows from operating, financing, or investing activities (as determined in accordance with GAAP) as a measure of performance and are not representative of funds available for discretionary use due to the Company’s financing obligations.

     The following table reconciles EBITDA to net income (loss) the most comparable GAAP financial measure.

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
EBITDA	$57,062	$60,943	$113,037	$112,086
Depreciation and amortization	(18,771)	(19,711)	(35,915)	(39,753)
Interest expense	(31,966)	(25,428)	(86,755)	(51,062)
Interest and dividend income	328	193	946	440
Other	(56)	994	(64)	988

Net (loss) income	$6,597	$16,991	$(8,751)	$22,699

     The following table summarizes the reconciliation of EBITDA margin to net income (loss) as a percentage of total revenues.

     (All items shown as % of total revenue)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
EBITDA	45.1%	47.9%	45.9%	46.5%
Depreciation and amortization	(14.8)	(15.5)	(14.6)	(16.5)
Interest expense	(25.3)	(20.0)	(35.2)	(21.2)
Interest and dividend income	0.2	0.2	0.4	0.2
Other	0.0	0.8	0.0	0.4

Net (loss) income	5.2%	13.4%	(3.5)%	9.4%

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
ASSETS
(Unaudited)

	As of
	June 30,	December 31,
	2004	2003
CURRENT ASSETS:
Cash and cash equivalents	$91,873	$142,547
Accounts receivable, less allowance for doubtful accounts of $2,471 and $3,187	58,480	57,743
Inventories	7,911	8,037
Other current assets	4,748	4,259
Assets of operations held for sale	—	3,189

Total current assets	163,012	215,775

PROPERTY AND EQUIPMENT, less accumulated depreciation of $222,672 and $198,274	251,982	226,202
LICENSES AND OTHER ASSETS:
Licenses	579,155	563,283
Goodwill	363,805	360,796
Customer lists	57,186	64,575
Deferred debt issuance costs, less accumulated amortization of $7,437 and $12,009	32,654	34,479
Long-term assets of operations held for sale	—	50,153
Other assets, less accumulated amortization of $1,870 and $1,736	6,108	5,795

Total licenses and other assets	1,038,908	1,079,081

	$1,453,902	$1,521,058

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
LIABILITIES AND SHAREHOLDERS’ DEFICIT
(Unaudited)

	As of
	June 30,	December 31,
	2004	2003
CURRENT LIABILITIES:
Accounts payable	$37,296	$45,808
Current portion of long-term debt	80	27,262
Advance billings and customer deposits	12,070	10,454
Accrued interest	40,128	34,084
Other accrued expenses	9,858	11,276
Liabilities of operations held for sale	—	756

Total current liabilities	99,432	129,640
LONG-TERM LIABILITIES	1,734,039	1,764,867

Total liabilities	1,833,471	1,894,507

REDEEMABLE PREFERRED STOCK	159,708	153,381
SHAREHOLDERS’ DEFICIT:
Class A common stock; $.01 par value; 200,000 shares authorized, 11,708 and 11,522 issued	117	115
Class B common stock; $.01 par value; 10,000 shares authorized, 539 and 552 issued	5	6
Additional paid-in capital	192,591	192,423
Accumulated deficit	(734,669)	(719,590)
Accumulated other comprehensive income	2,679	216

Total shareholders’ deficit	(539,277)	(526,830)

	$1,453,902	$1,521,058

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the three months		For the six months ended
	ended June 30,		ended June 30,
	2004	2003	2004	2003
REVENUE:
Service	$94,979	$90,904	$183,564	$171,827
Roaming	26,266	31,789	52,006	60,851
Equipment	5,338	4,427	10,861	8,303

Total revenue	126,583	127,120	246,431	240,981

OPERATING EXPENSES:
Network costs, excluding depreciation	25,804	24,589	49,305	48,804
Cost of equipment sales	10,626	8,724	20,592	17,124
Selling, general and administrative	33,091	32,864	63,497	62,967
Depreciation and amortization	18,771	19,711	35,915	39,753

Total operating expenses	88,292	85,888	169,309	168,648

OPERATING INCOME	38,291	41,232	77,122	72,333

OTHER INCOME (EXPENSE):
Interest expense	(31,966)	(25,428)	(86,755)	(51,062)
Interest and dividend income	328	193	946	440
Other	(56)	994	(64)	988

Other expense, net	(31,694)	(24,241)	(85,873)	(49,634)

NET INCOME (LOSS)	6,597	16,991	(8,751)	22,699

PREFERRED STOCK DIVIDEND	(3,194)	(16,609)	(6,328)	(32,782)

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$3,403	$382	$(15,079)	$(10,083)

NET INCOME (LOSS) PER BASIC SHARE	$0.28	$0.03	$(1.23)	$(0.84)

NET INCOME (LOSS) PER DILUTED SHARE	$0.27	$0.03	$(1.23)	$(0.84)

WEIGHTED AVERAGE SHARES USED TO COMPUTE INCOME (LOSS) PER SHARE:
Basic	12,244	12,068	12,225	12,050
Diluted	12,819	12,123	12,225	12,050
COMPREHENSIVE LOSS:
NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$3,403	$382	$(15,079)	$(10,083)

Adjustments — derivative financial instruments	(172)	1,961	2,635	5,703

TOTAL COMPREHENSIVE INCOME (LOSS)	$3,231	$2,343	$(12,444)	$(4,380)

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	For the six months ended
	June 30,
	2004	2003
OPERATING ACTIVITIES:
Net income (loss)	$(8,751)	$22,699
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	35,915	39,753
Loss on write-off of debt and preferred stock issuance costs	12,336	—
Gain on redemption of preferred stock	(15,276)	—
Adjustments of interest rate derivatives to fair market value	4,339	3,736
Non-cash preferred stock dividends	13,883	—
Other	2,775	1,425
Change in other operating elements:
Accounts receivable	2,248	(9,618)
Inventories	294	1,410
Other current assets	(484)	(2,031)
Accounts payable	(9,016)	(4,621)
Advance billings and customer deposits	1,477	441
Accrued preferred stock dividends	14,897	—
Other accrued liabilities	4,050	(971)

Net cash provided by operating activities	58,687	52,223

INVESTING ACTIVITIES:
Purchases of property and equipment	(36,559)	(19,757)
Proceeds from property exchange	13,583	—
Proceeds from sale of property and equipment	35	195
Other	(13)	4

Net cash used in investing activities	(22,954)	(19,558)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	169	113
Proceeds from issuance of long-term debt under the credit agreement	—	120,000
Repayments of long-term debt under the credit agreement	(525,724)	(23,486)
Proceeds from issuance of 8 1/4% senior secured notes	350,000	—
Proceeds from issuance of senior secured floating rate notes	160,000	—
Redemption of preferred stock	(49,385)	—
Payments to settle interest rate swaps	(7,645)	(34,184)
Payments of debt issuance costs	(13,713)	(1,071)
Other	(109)	(792)

Net cash (used in) provided by financing activities	(86,407)	60,580

NET (DECREASE) INCREASE IN CASH	(50,674)	93,245
CASH AND CASH EQUIVALENTS, at beginning of year	142,547	53,788

CASH AND CASH EQUIVALENTS, at end of period	$91,873	$147,033